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Contact:   Patricia Maxwell
           PrimeSource Healthcare, Inc.
           520-512-1100
           ir@pshc.com


FOR IMMEDIATE RELEASE
SEPTEMBER 5, 2003


                          PRIMESOURCE HEALTHCARE, INC.
                          ----------------------------
                     ANNOUNCES OFFICER AND DIRECTOR CHANGES
                     ---------------------------------------

TUCSON, AZ, SEPTEMBER 5, 2003

      PrimeSource   Healthcare,   Inc.  (the  "Company")   today  announced  the
resignation of Bradford C. Walker as the Chief Executive Officer and President and a director of the Company.

      The Board of Directors also announced that it has appointed Joseph Potenza as the President and a director of the Company. Mr. Potenza will report directly to the Company's Board of Directors. Mr. Potenza has been the Company's Senior Vice President of Sales and Marketing since December 21, 2001.

      The Board of Directors also announced the appointment of Shaun McMeans, Chief Operating, Chief Financial Officer and Clerk, as a director of the Company. Mr. McMeans has been the Company's Chief Operating Officer, Chief Financial Officer and Clerk since January 2, 2002.

      PrimeSource  is  a  leading  distributor  and  manufacturer  of  specialty surgical, and critical care products in the United States. The Company's surgical and critical care sales and marketing organizations distribute advanced technologies and products that require clinically intensive service and support to more than 3,000 hospitals and surgery centers. The Company's Illumination Division, Luxtec, manufactures and globally markets surgical vision systems, including light sources, headlights, camera systems, fiber optic cables and light wands. More than half the surgeons who use vision systems have chosen Luxtec products to optimize their surgical results. For more information contact Investor Relations, PrimeSource Healthcare, 3700 E. Columbia Street, Tucson, AZ, 85714, telephone: 520-512-1100, or visit the PrimeSource website at: www.pshc.com.

September 5, 2003